Exhibit 99.1

April 17, 2019	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of
$1.23 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter Ended March 31, 2019:

•	Significant Unusual Income or Expense Items: During the three months ended March 31, 2019, the Company recognized the following items:
●
The Company recorded interest income of $513,000 as a result of an interest rate swap which the Company entered into on October 6, 2018.  The terms of the swap require the Company to pay a variable rate of one-month LIBOR (adjusted monthly) and receive a fixed rate of 3.018% from its counterparty in the transaction.  The impact of this item, after the effect of the full tax rate for the Company, increased earnings per common share by approximately 2.8 cents.  In future periods, the positive interest income impact of the net swap payments will be reduced, and may become negative, if one-month LIBOR rates increase from levels that were in place during the first quarter of 2019.

●
The Company recorded gains totaling $677,000 from the sale of, or recovery of, receivables and assets that were acquired several years ago in FDIC-assisted transactions.  The impact of this item, after the effect of the full tax rate for the Company, increased earnings per common share by approximately 3.6 cents.

•
Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $11.4 million, or 0.2%, from December 31, 2018, to March 31, 2019.  This decrease was primarily in construction and consumer loans, partially offset by increases in other residential (multi-family) loans and commercial real estate loans.  During the quarter ended March 31, 2019, the FDIC-acquired loan portfolios decreased $6.5 million and consumer auto loans decreased $23.8 million.  Outstanding net loan receivable balances increased $61.3 million, from $3.99 billion at December 31, 2018 to $4.05 billion at March 31, 2019.

•
Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $15.4 million at March 31, 2019, an increase of $357,000 from $15.1 million at December 31, 2018.  Non-performing assets at March 31, 2019 were $10.3 million (0.22% of total assets), down $1.5 million from $11.8 million (0.25% of total assets) at December 31, 2018.

•
Net Interest Income: Net interest income for the first quarter of 2019 increased $5.2 million to $44.6 million compared to $39.4 million for the first quarter of 2018.  Net interest income was $44.6 million for the fourth quarter of 2018.  Net interest margin was 4.06% for the quarter ended March 31, 2019, compared to 3.93% for the first quarter of 2018 and 4.07% for the quarter ended December 31, 2018.  The increase in net interest margin compared to the prior year first quarter is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rate paid on deposits and other borrowings.  The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 13, 12 and 14 basis points for the quarters ended March 31, 2019, March 31, 2018, and December 31, 2018, respectively.  For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators.  On a preliminary basis, as of March 31, 2019, the Company’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 11.3%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 14.3%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2019, were $1.23 per diluted common share ($17.6 million available to common shareholders) compared to $0.95 per diluted common share ($13.5 million available to common shareholders) for the three months ended March 31, 2018.

For the quarter ended March 31, 2019, annualized return on average common equity was 13.12%, return on average assets was 1.49%, and net interest margin was 4.06%, compared to 11.22%, 1.23% and 3.93%, respectively, for the quarter ended March 31, 2018.

President and CEO Joseph W. Turner commented, “We are pleased with our first quarter financial results. Return on average assets and return on average common equity were strong at 1.49% and 13.12%, respectively. Our efficiency ratio was 54.74% and reflected continued expense containment along with increased income from loan and investment growth. Net interest margin was 4.06%, which was an increase of 13 basis points from the first quarter of last year and a decrease of one basis point compared to the linked quarter.  Core net interest margin was 3.93%, which was an increase of 12 basis points from the year ago quarter and flat compared to the linked quarter. Credit quality metrics during the quarter remained stable with low levels of classified assets.

“From the end of 2018, outstanding net loan receivable balances increased by $61 million. Total gross loan balances, which include unfunded loans, decreased $11 million from the end of 2018, with reductions in construction loans and consumer loans. We saw increases in outstanding balances for multi-family loans and commercial real estate loans. Consumer automobile loan balances were down $24 million during the quarter and are expected to continue decreasing in future periods.”

Turner continued, “The Company’s capital levels are strong and remain well in excess of regulatory capital requirements. The strength of our capital position enabled us during the first quarter to pay our stockholders a special cash dividend of $0.75 per common share and, separately, a regular quarterly cash dividend of $0.32 per common share. Even after these dividends, both our common equity to total assets ratio and tangible common equity to tangible assets ratio were unchanged from year-end 2018 levels.”

Selected Financial Data:
(In thousands, except per share data)	Three Months Ended March 31,
	2019	2018
Net interest income	$44,605	$39,438
Provision for loan losses	1,950	1,950
Non-interest income	7,450	6,935
Non-interest expense	28,495	28,312
Provision for income taxes	3,998	2,645
Net income and net income available to common shareholders	$17,612	$13,466

Earnings per diluted common share	$1.23	$0.95

NET INTEREST INCOME

Net interest income for the first quarter of 2019 increased $5.2 million to $44.6 million compared to $39.4 million for the first quarter of 2018.  Net interest margin was 4.06% in the first quarter of 2019, compared to 3.93% in the same period of 2018, an increase of 13 basis points.  For the three months ended March 31, 2019, the net interest margin decreased one basis point compared to the net interest margin of 4.07% in the three months ended December 31, 2018.  The increase in the margin from the prior year first quarter was primarily the result of increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank and an increase in the additional yield accretion recognized in conjunction with updated estimates of the fair value of the acquired loan pools compared to the prior year period, partially offset by an increase in the average interest rate on deposits and other borrowings.  The average interest rate spread was 3.75% for the three months ended March 31, 2019, compared to 3.74% for the three months ended March 31, 2018 and 3.79% for the three months ended December 31, 2018.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans.  The notional amount of the swap is $400 million with a termination date in October 2025.  Under the terms of the swap, the Company receives a fixed rate of interest of 3.018% and pays a floating rate of interest equal to one-month USD-LIBOR.  The floating rate resets monthly and net settlements of interest due to/from the counterparty also occur monthly.  The initial floating rate of interest was set at 2.277%, with monthly adjustments to the floating rate occurring after that time.  To the extent that the fixed rate continues to exceed one-month USD-LIBOR, the Company will receive net interest settlements, which will be recorded as loan interest income.  If one-month USD-LIBOR exceeds the fixed rate of interest in future periods, the Company will be required to pay net settlements to the counterparty and will record those net payments as a reduction of interest income on loans.  The Company recorded loan interest income related to this swap transaction of $513,000 in the three months ended March 31, 2019.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time).  Additional estimated cash flows (reclassification of discounts from non-accretable to accretable) totaling approximately $1.7 million were recorded in the three months ended March 31, 2019, related to all of these loan pools.

The impact of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	March 31, 2019		March 31, 2018
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,512	13 bps	$1,157	12 bps
Non-interest income	—		—
Net impact to pre-tax income	$1,512		$1,157

Because these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well.  The remaining accretable yield adjustment that will affect interest income is $2.8 million.  Of the remaining adjustments affecting interest income, we expect to recognize $1.7 million of interest income during the remainder of 2019.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin for the three months ended March 31, 2019, increased 12 basis points when compared to the year-ago period.  The increase in net interest margin in the three month period is primarily due to increased yields in most loan categories and higher overall yields on investments and interest-earning deposits at the Federal Reserve Bank, partially offset by an increase in the average interest rates on deposits and borrowings.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2019, non-interest income increased $515,000 to $7.5 million when compared to the quarter ended March 31, 2018, primarily as a result of the following items:

•
Other income:  Other income increased $1.0 million compared to the prior year quarter.  This increase was primarily due to gains totaling $677,000 from the sale of, or recovery of, receivables and assets that were acquired several years ago in FDIC-assisted transactions.  In addition, the Company recognized approximately $293,000 more in income from new debit card contracts than was recognized in the prior year period.

•
Service charges and ATM fees:  Service charges and ATM fees decreased $286,000 compared to the prior year quarter.  This decrease was primarily due to a decrease in overdraft and insufficient funds fees on customer accounts.

•
Net gains on loan sales:  Net gains on loan sales decreased $214,000 compared to the prior year quarter.  The decrease was due to a decrease in originations of fixed-rate loans during the 2019 period compared to the 2018 period.  Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.  In 2019, the Company has originated more fixed-to-variable-rate single-family mortgage loans, which have been retained in the Company’s portfolio.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2019, non-interest expense increased $183,000 to $28.5 million when compared to the quarter ended March 31, 2018, primarily as a result of the following items:

•
Salaries and employee benefits:  Salaries and employee benefits increased $1.0 million from the prior year quarter.  The increase was due to staffing additions in the new loan production offices opened in Atlanta and Denver in late 2018, and due to annual employee compensation increases.

•
Expense on foreclosed assets:  Expense on foreclosed assets decreased $521,000 compared to the prior year period primarily due to higher valuation write-downs of certain foreclosed assets during the prior year period and higher levels of expense related to consumer repossessions in the prior year period.  During the 2018 quarter, valuation write-downs of certain foreclosed assets totaled approximately $617,000, while valuation write-downs in the 2019 quarter totaled approximately $247,000.

•
Partnership tax credit:  Partnership tax credit expense decreased $211,000 in the quarter ended March 31, 2019 compared to the prior year quarter.  The Company periodically invests in certain tax credits and amortizes those investments over the period that the tax credits are used.  The tax credit period for certain of these credits ended in 2018; therefore, the final amortization of the investment in those credits also ended in 2018.

The Company’s efficiency ratio for the quarter ended March 31, 2019, was 54.74% compared to 61.05% for the same quarter in 2018.  The improvement in the ratio in the 2019 three month period was primarily due to an increase in net interest income.  The Company’s ratio of non-interest expense to average assets decreased from 2.59% for the three months ended March 31, 2018, to 2.41% for the three months ended March 31, 2019.  The decrease in the current three month period ratio was due to an increase in average assets in the 2019 period compared to the 2018 period.  Average assets for the quarter ended March 31, 2019, increased $354.1 million, or 8.1%, from the quarter ended March 31, 2018, primarily due to increases in loans receivable and investment securities.

INCOME TAXES

On December 22, 2017, H.R.1, originally known as the Tax Cuts and Jobs Act (the “TCJ Act”), was signed into law. Among other things, the TCJ Act permanently lowered the corporate federal income tax rate to 21% from the prior maximum rate of 35%, effective for tax years including or commencing January 1, 2018.  The Company currently expects its effective tax rate (combined federal and state) to be approximately 17.0% to 18.5% in 2019 and future years, mainly as a result of the TCJ Act.

For the three months ended March 31, 2019 and 2018, the Company's effective tax rate was 18.5% and 16.4%, respectively.  These effective rates were lower than the statutory federal tax rates of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income.  The Company's effective income tax rate is currently expected to continue to be less than the statutory rate due primarily to the factors noted above.

CAPITAL

As of March 31, 2019, total stockholders’ equity and common stockholders’ equity were $543.6 million (11.4% of total assets), equivalent to a book value of $38.36 per common share.  Total stockholders’ equity and common stockholders’ equity at December 31, 2018, were $532.0 million (11.4% of total assets), equivalent to a book value of $37.59 per common share.  At March 31, 2019, the Company’s tangible common equity to tangible assets ratio was 11.2%, compared to 11.2% at December 31, 2018.

On a preliminary basis, as of March 31, 2019, the Company’s Tier 1 Leverage Ratio was 11.5%, Common Equity Tier 1 Capital Ratio was 11.3%, Tier 1 Capital Ratio was 11.8%, and Total Capital Ratio was 14.3%.  On March 31, 2019, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 12.1%, Common Equity Tier 1 Capital Ratio was 12.5%, Tier 1 Capital Ratio was 12.5%, and Total Capital Ratio was 13.4%.

In January 2019, the Company declared a special cash dividend of $0.75 per common share.  Along with the regular cash dividend declared in March 2019, the Company declared total dividends of $1.07 per common share in the three months ended March 31, 2019.

During the three months ended March 31, 2019, the Company repurchased 16,040 shares of its common stock at an average price of $52.93 per share.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $11.4 million, or 0.2%, from December 31, 2018, to March 31, 2019.  This decrease was primarily in construction loans ($87 million) and consumer auto loans ($24 million).  These decreases were partially offset by increases in other residential (multi-family) loans ($80 million) and commercial real estate loans ($17 million).  The FDIC-acquired loan portfolios had net decreases totaling $6.5 million during the three months ended March 31, 2019.  Outstanding net loan receivable balances increased $61.3 million, from $3.99 billion at December 31, 2018 to $4.05 billion at March 31, 2019.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 31, 2019	December 31, 2018	December 31, 2017	December 31, 2016
Closed loans with unused available lines
Secured by real estate (one- to four-family)	$154,400	$150,948	$133,587	$123,433
Secured by real estate (not one- to four-family)	10,450	11,063	10,836	26,062
Not secured by real estate - commercial business	83,520	87,480	113,317	79,937

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	33,818	37,162	20,919	10,047
Secured by real estate (not one-to four-family)	831,155	906,006	718,277	542,326

Loan Commitments not closed
Secured by real estate (one-to four-family)	36,945	24,253	23,340	15,884
Secured by real estate (not one-to four-family)	134,607	104,871	156,658	119,126
Not secured by real estate - commercial business	—	405	4,870	7,022

	$1,284,895	$1,322,188	$1,181,804	$923,837

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes is sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended March 31, 2019, was unchanged at $2.0 million compared with $2.0 million for the quarter ended March 31, 2018.  At March 31, 2019 and December 31, 2018, the allowance for loan losses was $38.7 million and $38.4 million, respectively.  Total net charge-offs were $1.7 million and $2.1 million for the quarters ended March 31, 2019 and 2018, respectively.  During the quarter ended March 31, 2019, $934,000 of the $1.7 million of net charge-offs were in the consumer auto category.  In addition, one commercial loan relationship amounted to $371,000 of the total charge-offs during the 2019 first quarter.  In response to a more challenging consumer credit environment, the Company tightened its underwriting guidelines on automobile lending in the latter part of 2016.  Management took this step in an effort to improve credit quality in the portfolio and lower delinquencies and charge-offs.  This action also resulted in a lower level of origination volume and, as such, the outstanding balance of the Company's automobile loans continued to decline in the three months ended March 31, 2019.  We expect to see more rapid reductions in the automobile loan outstanding balance as we determined in February 2019 to cease providing indirect lending services to automobile dealerships.  At March 31, 2019, indirect automobile loans totaled approximately $184 million.  We expect this total balance will be largely paid off in the next two to four years.  General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs.  As assets were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

In June 2017, the loss sharing agreements for Inter Savings Bank were terminated.  In April 2016, the loss sharing agreements for Team Bank, Vantus Bank and Sun Security Bank were terminated.  Loans acquired from the FDIC related to Valley Bank did not have a loss sharing agreement.  All acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include the larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-acquired loans, was 0.97% and 0.98% at March 31, 2019 and December 31, 2018, respectively.  Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at March 31, 2019, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools; therefore, these loan pools are analyzed rather than the individual loans.  The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at March 31, 2019 were $10.3 million, a decrease of $1.5 million from $11.8 million at December 31, 2018.  Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.22% at March 31, 2019, compared to 0.25% at December 31, 2018.

Compared to December 31, 2018, non-performing loans decreased $1.7 million to $4.6 million at March 31, 2019, and foreclosed assets increased $214,000 to $5.7 million at March 31, 2019.  Non-performing commercial business loans comprised $1.4 million, or 30.3%, of the total $4.6 million of non-performing loans at March 31, 2019, a decrease of $32,000 from December 31, 2018.  Non-performing consumer loans comprised $1.3 million, or 27.0%, of the total non-performing loans at March 31, 2019, a decrease of $562,000 from December 31, 2018.  Non-performing one- to four-family residential loans comprised $1.1 million, or 24.0%, of the total non-performing loans at March 31, 2019, a decrease of $1.6 million from December 31, 2018.  The decrease in this category was primarily due to the transfer to foreclosed assets and related charge-downs of one relationship consisting of multiple properties previously in this category of non-performing loans.  Non-performing commercial real estate loans comprised $847,000, or 18.2%, of the total non-performing loans at March 31, 2019, an increase of $513,000 from December 31, 2018.  Non-performing construction and land development loans comprised $18,000, or 0.4%, of the total non-performing loans at March 31, 2019, a decrease of $31,000 from December 31, 2018.

Compared to December 31, 2018, potential problem loans increased $1.8 million to $5.1 million at March 31, 2019.  The increase during the quarter was due to the addition of $2.0 million of loans to potential problem loans, partially offset by $154,000 in payments and $69,000 in loans transferred to non-performing loans.

Activity in the non-performing loans category during the quarter ended March 31, 2019, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	49	—	—	—	—	(31)	—	18
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,664	334	—	—	(1,250)	(454)	(181)	1,113
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	334	621	—	—	—	—	(108)	847
Commercial business	1,437	50	—	—	—	(24)	(58)	1,405
Consumer	1,816	604	—	(84)	(117)	(705)	(260)	1,254

Total	$6,300	$1,609	$—	$(84)	$(1,367)	$(1,214)	$(607)	$4,637

At March 31, 2019, the non-performing commercial business category included six loans, one of which was added during the current quarter.  The largest relationship in this category, which was added during 2018, totaled $1.1 million, or 78.7% of the total category.  This relationship is collateralized by an assignment of an interest in a real estate project.  The non-performing one- to four-family residential category included 17 loans, three of which were added during the current quarter.  One relationship in this category, which included nine loans which were collateralized by residential rental homes in the Springfield, Mo. area, was charged down $371,000 during the current quarter and the remaining balance of $793,000 was transferred to foreclosed assets. The non-performing consumer category included 129 loans, 39 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended March 31, 2019, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,044	—	—	(67)	—	—	(128)	849
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,053	1,931	—	—	—	—	(12)	3,972
Commercial business	—	—	—	—	—	—	—	—
Consumer	206	98	—	(2)	—	—	(14)	288

Total	$3,303	$2,029	$—	$(69)	$—	$—	$(154)	$5,109

At March 31, 2019, the commercial real estate category of potential problem loans included three loans, one of which was added during the current quarter.  The largest relationship in the category (added during the current quarter), which totaled $1.9 million, or 48.6% of the total category, is collateralized by a commercial retail building.  Payments became past due during the first quarter of 2019 but were current in April 2019.  The second largest relationship in this category, which totaled $1.9 million, or 48.3% of the total category, is collateralized by a mixed use commercial retail building.  The one- to four-family residential category of potential problem loans included 16 loans, all of which were added in prior periods. The consumer category of potential problem loans included 29 loans, 12 of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended March 31, 2019, excluding $1.6 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $1.5 million in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, January 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	1,092	—	(68)	—	(53)	971
Land development	3,191	—	—	—	(150)	3,041
Commercial construction	—	—	—	—	—	—
One- to four-family residential	269	1,286	(570)	—	—	985
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	928	1,181	(1,412)	—	—	697

Total	$5,480	$2,467	$(2,050)	$—	$(203)	$5,694

At March 31, 2019, the land development category of foreclosed assets included seven properties, the largest of which was located in the Branson, Mo. area and had a balance of $913,000, or 30.0% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 65.1% was located in the Branson, Mo. area, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included six properties, the largest of which was located in the Branson, Mo. area and had a balance of $350,000, or 36.0% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 65.1% is located in Branson, Mo., including the largest property previously mentioned.  The one- to four-family category of foreclosed assets included 14 properties. Thirteen properties were added in the current quarter, with 10 of those being related to each other and remaining at March 31, 2019.  The largest relationship in this category, this newly added relationship, consisted of 10 properties in the Springfield, Mo., area and had a balance of $675,000, or 65.8% of the total category.  The amount of additions and sales under consumer loans are due to a higher volume of repossessions of automobiles, which generally are subject to a shorter repossession process.  The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017.  The level of delinquencies and repossessions in indirect and used automobile loans decreased in 2018 and to date in 2019.

BUSINESS INITIATIVES

During the first quarter of 2019, the Company upgraded its online account opening platform to provide a faster and easier customer experience. The online platform, available on GreatSouthernBank.com, allows customers within and beyond the Company’s geographic footprint to conveniently open certain depository accounts.

As part of the Company’s ongoing performance evaluation, the Company determined that it would cease operating its indirect automobile financing unit, effective March 31, 2019. Market forces, including strong rate competition for well-qualified borrowers, made indirect lending through automobile dealerships a significant challenge to efficient and profitable operations over the long term. Indirect loan balances have significantly declined in the last two years since tightened underwriting guidelines were implemented in the latter part of 2016, in response to more challenging consumer credit conditions. The Company will continue servicing indirect automobile loans made before March 31, 2019, until each loan agreement is satisfied. The Company continues to offer direct consumer loans as normal through its extensive banking center network.

The Company’s retail banking center network continues to evolve. In April 2019, the Company consolidated its Fayetteville, Ark., location into its Rogers, Ark., banking center, approximately 20 miles away. The Fayetteville office opened in 2014 and did not meet performance expectations. The Company now operates one banking center in Arkansas.

The Company will host a conference call on Thursday, April 18, 2019, at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) to discuss first quarter 2019 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 9985317. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Great Southern Bancorp, Inc. will hold its 30th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 8, 2019, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo.  Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 28, 2019, can vote at the annual meeting, either in person or by proxy.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 98 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) the possibility that the changes in non-interest income, non-interest expense and interest expense actually resulting from Great Southern Bank's recently completed transaction with West Gate Bank might be materially different from estimated amounts; (ii) the possibility that the actual reduction in the Company’s effective tax rate expected to result from H. R. 1, formerly known as the “Tax Cuts and Jobs Act” (the “Tax Reform Legislation”) might be different from the reduction estimated by the Company; (iii) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iv) changes in economic conditions, either nationally or in the Company's market areas; (v) fluctuations in interest rates; (vi) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vii) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (viii) the Company's ability to access cost-effective funding; (ix) fluctuations in real estate values and both residential and commercial real estate market conditions; (x) demand for loans and deposits in the Company's market areas; (xi) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xii) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xiii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xiv) changes in accounting principles, policies or guidelines; (xv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xvi) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, changes its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvii) costs and effects of litigation, including settlements and judgments; and (xviii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at the dates and for the periods indicated.  Financial data at all the dates and for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included.  The results of operations and other data for the three months ended March 31, 2019 and 2018, and the three months ended December 31, 2018, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2019	2018
Selected Financial Condition Data:	(In thousands)

Total assets	$4,778,220	$4,676,200
Loans receivable, gross	4,095,835	4,034,810
Allowance for loan losses	38,651	38,409
Other real estate owned, net	8,772	8,440
Available-for-sale securities, at fair value	277,750	243,968
Deposits	3,956,091	3,725,007
Total borrowings	240,562	397,594
Total common stockholders’ equity	543,635	531,977
Non-performing assets (excluding FDIC-assisted transaction assets)	10,331	11,780

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Selected Operating Data:	(In thousands)

Interest income	$57,358	$46,882	$56,142
Interest expense	12,753	7,444	11,585
Net interest income	44,605	39,438	44,557
Provision for loan losses	1,950	1,950	1,950
Non-interest income	7,450	6,935	7,220
Non-interest expense	28,495	28,312	28,774
Provision for income taxes	3,998	2,645	3,765
Net income and net income available to common shareholders	$17,612	$13,466	$17,288

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Per Common Share:

Net income (fully diluted)	$1.23	$0.95	$1.21
Book value	$38.36	$34.02	$37.59

Earnings Performance Ratios:
Annualized return on average assets	1.49%	1.23%	1.50%
Annualized return on average common stockholders’ equity	13.12%	11.22%	13.34%
Net interest margin	4.06%	3.93%	4.07%
Average interest rate spread	3.75%	3.74%	3.79%
Efficiency ratio	54.74%	61.05%	55.57%
Non-interest expense to average total assets	2.41%	2.59%	2.49%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding FDIC-acquired loans)	0.97%	1.02%	0.98%
Non-performing assets to period-end assets	0.22%	0.62%	0.25%
Non-performing loans to period-end loans	0.11%	0.25%	0.16%
Annualized net charge-offs to average loans	0.17%	0.23%	0.10%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2019	December 31, 2018
Assets
Cash	$95,347	$110,108
Interest-bearing deposits in other financial institutions	110,743	92,634
Cash and cash equivalents	206,090	202,742

Available-for-sale securities	277,750	243,968
Mortgage loans held for sale	1,892	1,650
Loans receivable (1), net of allowance for loan losses of $38,651 – March 2019; $38,409 – December 2018	4,050,336	3,989,001
Interest receivable	14,550	13,448
Prepaid expenses and other assets	59,383	55,336
Other real estate owned and repossessions (2), net	8,772	8,440
Premises and equipment, net	141,754	132,424
Goodwill and other intangible assets	8,963	9,288
Federal Home Loan Bank stock	5,633	12,438
Current and deferred income taxes	3,097	7,465

Total Assets	$4,778,220	$4,676,200

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$3,956,091	$3,725,007
Federal Home Loan Bank advances	—	—
Securities sold under reverse repurchase agreements with customers	118,618	105,253
Short-term borrowings	22,219	192,725
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	73,951	73,842
Accrued interest payable	2,933	3,570
Advances from borrowers for taxes and insurance	7,864	5,092
Accounts payable and accrued expenses	27,135	12,960
Total Liabilities	4,234,585	4,144,223

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2019 and December 2018 – -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2019 – 14,170,758 shares; December 2018 – 14,151,198 shares	142	142
Additional paid-in capital	30,916	30,121
Retained earnings	494,181	492,087
Accumulated other comprehensive gain	18,396	9,627
Total Stockholders’ Equity	543,635	531,977

Total Liabilities and Stockholders’ Equity	$4,778,220	$4,676,200

(1)
At March 31, 2019 and December 31, 2018, includes loans, net of discounts, totaling $161.1 million and $167.6 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)
At March 31, 2019 and December 31, 2018, includes foreclosed assets, net of discounts, totaling $1.6 million and $1.4 million, respectively, which were acquired in FDIC-assisted transactions.  In addition, at March 31, 2019 and December 31, 2018, includes $1.5 million and $1.6 million of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2019	2018	2018
Interest Income
Loans	$54,556	$45,165	$53,780
Investment securities and other	2,802	1,717	2,362
	57,358	46,882	56,142
Interest Expense
Deposits	10,470	5,584	8,900
Federal Home Loan Bank advances	—	605	1,021
Short-term borrowings and repurchase agreements	922	28	380
Subordinated debentures issued to capital trust	267	202	260
Subordinated notes	1,094	1,025	1,024
	12,753	7,444	11,585

Net Interest Income	44,605	39,438	44,557
Provision for Loan Losses	1,950	1,950	1,950
Net Interest Income After Provision for Loan Losses	42,655	37,488	42,607

Noninterest Income
Commissions	334	248	269
Service charges and ATM fees	4,958	5,244	5,505
Net gains on loan sales	248	462	350
Net realized gains on sales of available-for-sale securities	10	—	—
Late charges and fees on loans	346	389	382
Gain (loss) on derivative interest rate products	(25)	37	(28)
Other income	1,579	555	742
	7,450	6,935	7,220

Noninterest Expense
Salaries and employee benefits	15,640	14,623	15,484
Net occupancy expense	6,401	6,384	6,394
Postage	767	866	804
Insurance	666	670	672
Advertising	527	671	568
Office supplies and printing	259	233	258
Telephone	903	719	934
Legal, audit and other professional fees	712	809	1,050
Expense on other real estate and repossessions	620	1,141	543
Partnership tax credit investment amortization	91	302	91
Acquired deposit intangible asset amortization	325	412	325
Other operating expenses	1,584	1,482	1,651
	28,495	28,312	28,774

Income Before Income Taxes	21,610	16,111	21,053
Provision for Income Taxes	3,998	2,645	3,765

Net Income and Net Income Available to Common Shareholders	$17,612	$13,466	$17,288

Earnings Per Common Share
Basic	$1.24	$0.95	$1.22
Diluted	$1.23	$0.95	$1.21

Dividends Declared Per Common Share	$1.07	$0.28	$0.32

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes interest received on non-accrual loans on a cash basis.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Net fees included in interest income were $1.0 million and $0.8 million for the three months ended March 31, 2019 and 2018, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2019(1)	Three Months Ended March 31, 2019			Three Months Ended March 31, 2018
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.26%	$497,129	$6,388	5.21%	$431,121	$5,183	4.88%
Other residential	5.15	811,084	10,990	5.50	738,722	8,839	4.85
Commercial real estate	4.97	1,387,423	17,696	5.17	1,245,462	14,358	4.68
Construction	5.49	667,625	10,173	6.18	518,976	6,488	5.07
Commercial business	5.26	264,179	3,392	5.21	284,736	3,343	4.76
Other loans	5.99	436,979	5,704	5.29	541,449	6,597	4.94
Industrial revenue bonds	4.92	15,205	213	5.68	23,715	357	6.11

Total loans receivable	5.23	4,079,624	54,556	5.42	3,784,181	45,165	4.84

Investment securities	3.41	278,536	2,251	3.28	187,007	1,309	2.84
Other interest-earning assets	2.49	94,374	551	2.37	99,080	408	1.67

Total interest-earning assets	5.04	4,452,534	57,358	5.22	4,070,268	46,882	4.67
Non-interest-earning assets:
Cash and cash equivalents		90,804			102,368
Other non-earning assets		180,876			197,441
Total assets		$4,724,214			$4,370,077

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.50	$1,472,959	1,763	0.49	$1,564,610	1,310	0.34
Time deposits	2.18	1,672,677	8,707	2.11	1,331,474	4,274	1.30
Total deposits	1.40	3,145,636	10,470	1.35	2,896,084	5,584	0.78
Short-term borrowings and repurchase agreements	0.37	258,183	922	1.45	99,489	28	0.11
Subordinated debentures issued to capital trust	4.34	25,774	267	4.20	25,774	202	3.18
Subordinated notes	5.92	73,900	1,094	6.00	73,713	1,025	5.64
FHLB advances	—	—	—	—	145,517	605	1.69

Total interest-bearing liabilities	1.47	3,503,493	12,753	1.47	3,240,577	7,444	0.93
Non-interest-bearing liabilities:
Demand deposits		658,409			630,530
Other liabilities		25,467			18,820
Total liabilities		4,187,369			3,889,927
Stockholders’ equity		536,845			480,150
Total liabilities and stockholders’ equity		$4,724,214			$4,370,077

Net interest income:
Interest rate spread	3.57%		$44,605	3.75%		$39,438	3.74%
Net interest margin*				4.06%			3.93%
Average interest-earning assets to average interest-bearing liabilities		127.1%			125.6%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield on loans at March 31, 2019, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended March 31, 2019.

NON-GAAP FINANCIAL MEASURES
This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.
We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.
In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets.  Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength.  Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers.  In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.
These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended
	March 31,
	2019		2018
	(Dollars in thousands)
Reported net interest income/ margin	$44,605	4.06%	$39,438	3.93%
Less: Impact of loss share adjustments	1,512	0.13	1,157	0.12
Core net interest income/ margin	$43,093	3.93%	$38,281	3.81%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2019	2018
	(Dollars in thousands)
Common equity at period end	$543,635	$531,977
Less: Intangible assets at period end	8,963	9,288
Tangible common equity at period end (a)	$534,672	$522,689

Total assets at period end	$4,778,220	$4,676,200
Less: Intangible assets at period end	8,963	9,288
Tangible assets at period end (b)	$4,769,257	$4,666,912

Tangible common equity to tangible assets (a) / (b)	11.21%	11.20%